Exhibit 99.1

Equillium and Metacrine Mutually Agree to Terminate Definitive Merger Agreement

LA JOLLA, California, December 23, 2022 – Equillium, Inc. (Nasdaq: EQ) and Metacrine, Inc. today announced the mutual termination of their previously announced definitive merger agreement.

“Equillium first set out to acquire Metacrine in an all-stock transaction in early 2022, with the intent of adding cash runway in a very difficult financing market,” said Bruce Steel, chief executive officer of Equillium. “However, our recent strategic partnership with Ono Pharmaceutical is expected to extend our cash runway into 2025, and possibly further with potential option exercise and milestone payments. We therefore find ourselves in a strong financial position, and with our pipeline of wholly-owned multi-cytokine inhibitors in the clinic we are excited about the opportunity to unlock value in our programs during 2023 and beyond.”

Additional information regarding the termination of the definitive merger agreement is set forth in a Current Report on Form 8-K filed by Equillium with the Securities and Exchange Commission today and is available at www.sec.gov and on Equillium’s website under the heading “Investors.”

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets targeting immuno-inflammatory pathways. EQ101: a tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept study of patients with alopecia areata. EQ102: a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21; currently under evaluation in a Phase 1 study to include healthy volunteers and celiac disease patients. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 study for patients with acute graft-versus-host disease (aGVHD) and a Phase 1b study for patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd. for the development and commercialization of itolizumab under an exclusive option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding the potential benefits and risks of the transactions contemplated by the option and asset purchase agreement entered into by Equillium and Ono, including the possibility that Ono does not exercise the option, Equillium receives no further payments under the option and asset purchase agreement, the possibility that, if commercialized, itolizumab proves to be more valuable than contemplated by the option and asset purchase agreement, the benefit of treating patients with aGVHD or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab, Equillium’s plans and expected timing for developing EQ101 and EQ102 including the expected timing of initiating, completing and announcing further results from Phase 2 and Phase 1 studies, respectively, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, Equillium’s anticipated timing of regulatory review and feedback, Equillium’s cash runway, and Equillium’s plans and expected timing for developing its product candidates and potential benefits of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the abilities of the leadership team to perform as expected; Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; risks related to Ono’s financial condition, willingness to continue to fund the development of itolizumab, and decision to exercise, if ever, its option to purchase itolizumab or terminate the option and asset purchase agreement; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact

Equillium, Inc.

Michael Moore

Vice President, Investor Relations Officer & Head of Corporate Communications

619-302-4431

ir@equilliumbio.com